Circuit City Stores, Inc. Reports Third Quarter and Year-to-Date Results

       Announces Plan to Open 30 to 40 Domestic Superstores in Fiscal 2006

Richmond, Va., December 17, 2004 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the third quarter and nine months ended November 30, 2004.


Statement of Operations Highlights

                                       Three Months Ended November 30           Nine Months Ended November 30
                                        2004               2003                  2004                2003
(Dollar amounts in millions                   % of               % of                % of                  % of
except per share data)                 $      Sales       $      Sales          $     Sales        $       Sales
-----------------------------------------------------------------------     --------------------------------------
Net sales and operating revenues.  $2,493.4  100.0%   $2,407.4  100.0%      $6,905.0 100.0%    $6,496.4   100.0%
Gross profit.....................  $  627.0   25.1%   $  534.8   22.2%      $1,685.0  24.4%    $1,470.5    22.6%
Selling, general and administrative
    expenses.....................  $  628.8   25.2%   $  572.2    23.8%     $1,703.0  24.7%    $1,611.4    24.8%
Net loss from continuing
    operations...................  $   (5.9)  (0.2)%  $  (28.1)   (1.2)%    $  (22.6) (0.3)%   $  (95.5)   (1.5)%
Net loss per share from continuing
    operations...................  $  (0.03)          $  (0.14)             $  (0.12)          $  (0.46)
Net loss from discontinued
    operations...................         -           $   25.5              $   (1.2)          $ (83.4)
Net loss.........................  $   (5.9)  (0.2)%  $   (2.5)   (0.1)%    $  (23.8) (0.3)%   $ (178.8)   (2.8)%

Balance Sheet Highlights

                                                                         November 30
(Dollar amounts in millions)                                        2004           2003          % Change
------------------------------------------------------------------------------------------       ------------
Cash and cash equivalents....................................... $  752.5        $  455.3            65.3 %
Merchandise inventory........................................... $2,458.9        $2,651.1            (7.2)%
Accounts payable................................................ $1,806.0        $1,793.9             0.7 %
Long-term debt.................................................. $   25.2        $   24.2             4.0 %
Stockholders' equity............................................ $2,054.7        $2,202.1            (6.7)%

Third Quarter and Year-to-Date Summary "Throughout the past year, we have focused on improving store-level execution and the overall efficiency of our operations," said W. Alan McCollough, chairman, president and chief executive officer of Circuit City Stores, Inc. "The third quarter results from continuing operations reflect achievements in both these areas. Nevertheless, we were disappointed by our sales results and recognize that considerable opportunity remains for improvements throughout the company. I congratulate our Associates for the progress we have made to date and thank them for their dedication to our customers and our business."

Sales. Total sales for the third quarter ended November 30, 2004, increased 3.6 percent to $2.49 billion from $2.41 billion for the third quarter ended November 30, 2003, with comparable store merchandise sales decreasing 4.3 percent. Total sales for this year's third quarter include domestic segment sales of $2.35 billion and international segment sales of $142.0 million. The domestic segment sales include net credit revenues of $1.9 million generated through an ongoing arrangement with Chase Card Services.

Total sales for the nine months ended November 30, 2004, increased 6.3 percent to $6.91 billion from $6.50 billion in the first nine months of last fiscal year, with comparable store merchandise sales increasing 1.2 percent. Total sales for this year's first nine months include domestic segment sales of $6.62 billion and international segment sales of $281.4 million.

Neither the arrangement with Chase Card Services nor the international segment was in place for Circuit City last fiscal year. Prior to this year's second fiscal quarter, private-label and co-branded credit cards were made available through Circuit City's wholly owned subsidiary, First North American National Bank. Private-label and co-branded finance income generated through that subsidiary was reported as finance income on the consolidated statements of operations. The international segment consists of the operations of InterTAN, Inc., which Circuit City acquired in May 2004, and thus, comparable store merchandise sales for the current fiscal year's third quarter and first nine months and total sales for the same periods of last fiscal year reflect domestic sales only.

Net Loss from Continuing Operations. The fiscal 2005 third quarter net loss from continuing operations totaled $5.9 million, or 3 cents per share, compared with a net loss from continuing operations of $28.1 million, or 14 cents per share, for the third quarter of fiscal 2004. The international segment's results reduced the fiscal 2005 third quarter net loss from continuing operations by $5.5 million, or 3 cents per share.

The net loss from continuing operations for the nine months ended November 30, 2004, totaled $22.6 million, or 12 cents per share, compared with a net loss from continuing operations of $95.5 million, or 46 cents per share, for the same period last year. The international segment's results reduced the net loss from continuing operations for the first nine months of fiscal 2005 by $9.2 million, or 5 cents per share.

Net Sales and Operating Revenues
"We were disappointed with our third quarter sales and are cautious in our fourth quarter outlook," said McCollough. "We saw a general sales weakness as the market was more promotional than we anticipated, particularly in the second half of the quarter. Our decision to be less promotional than last year in music and movie software and business model changes in digital satellite services and wireless phones and related products added to the overall weakness.

"Despite the sales decline, we believe that we continue to make progress in key areas," said McCollough. "Our extended warranty sales rate improved in comparison to the prior year's rate for the third consecutive quarter; our redesigned Web site helped to further accelerate growth in Web-originated sales; we added an exciting array of new products to our merchandise selection; and we introduced in October a new wireless sales model that we believe will help build traffic for our stores while providing added service to our customers. We also launched a new branding campaign, added strong management talent with the addition of Phil Schoonover as chief merchandising officer and continued to enhance our store base with relocations and new stores."

Extended warranty revenues were as follows for the third quarter and first nine months of fiscal years 2005 and 2004:

Extended Warranty Revenue(a)

                                                  Three Months Ended                Nine Months Ended
                                                      November 30                       November 30
(Dollar amounts in millions)                    2004             2003              2004           2003
------------------------------------------------------------------------          --------------------
Extended warranty revenue...................      $91.0         $75.4              $260.0        $225.6
Percent of total sales......................        3.9%          3.1%                3.9%          3.5%
(a) Calculations exclude  international segment net sales and operating revenues and international segment extended warranty revenue.

Net Credit Revenues. Net credit revenues of $1.9 million for the third quarter include new account activation revenues of $13.3 million offset by promotional financing cost of $11.5 million. "New account activation revenues exceeded our expectations, helping us to build a customer base to which we can direct specific marketing programs," said McCollough. "However, the cost of promotional financing was also higher than anticipated as we responded to more competitive financing offers in the marketplace. As a result, third quarter net credit revenues were approximately $5 million below our initial expectations. We expect the lower-than-anticipated third quarter results will reduce pretax credit revenues below the $30 million annualized level we anticipated when we sold the private-label credit operation."

Gross Profit Margin
The gross profit margin was 25.1 percent in the third quarter of fiscal 2005, compared with 22.2 percent in the same period last fiscal year. The inclusion of the international segment's revenues and cost of sales, buying and warehousing contributed 87 basis points to the improvement. The domestic segment's gross profit margin improved 207 basis points. The change in the domestic gross profit margin reflects an improvement in merchandise gross profit margins; the increase in extended warranty sales, which carry higher-than-average gross profit margins; and the continued increases in the efficiency of the company's product service and distribution operations. The inclusion of net credit revenues in net sales and operating revenues had an immaterial impact on the third quarter gross profit margin.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 25.2 percent of total sales in the third quarter of this fiscal year, compared with 23.8 percent of total sales in the same period last year. The inclusion of the international segment's revenues and selling, general and administrative expenses increased this year's third quarter expense-to-sales ratio by 46 basis points. The domestic segment's expense-to-sales ratio rose 99 basis points. The increase in the domestic segment's ratio includes the impact of the domestic total sales decrease, increased advertising expense following the launch of the company's new branding campaign in October and higher relocation and remodel costs. Advertising expense contributed 43 basis points to the change in the domestic segment expense ratio; relocation and remodel expenses contributed 22 basis points. Relocation and remodel expenses totaled $15.1 million in this year's third quarter compared with $10.1 million in the same period last year.


Selling, General and Administrative Expenses

                                       Three Months Ended November 30          Nine Months Ended November 30
                                        2004               2003                 2004                2003
                                              % of              % of               % of                  % of
(Dollar amounts in millions)         $(a)     Sales      $      Sales       $(b)    Sales        $       Sales
----------------------------------------------------------------------   -------------------------------------
Store expense....................   $555.3    22.3%   $520.0    21.6%    $1,527.3   22.1%   $1,443.3     22.2%
General and administrative expenses   54.3     2.1      39.1     1.6        138.9    2.0       117.4      1.8
Remodel expenses.................      0.2      -        0.3       -          0.3      -        29.8      0.5
Relocation expenses..............     14.9     0.6       9.8     0.4         33.3    0.5        18.9      0.3
Pre-opening expenses.............      7.5     0.3       4.2     0.2         12.0    0.2         7.3      0.1
Interest income..................     (3.4)   (0.1)     (1.2)      -         (8.8)  (0.1)       (5.3)    (0.1)
                                    ----------------------------------   -------------------------------------
Total............................   $628.8    25.2%   $572.2    23.8%    $1,703.0   24.7%   $1,611.4     24.8%
                                    ==================================   =====================================
(a) Includes  international  segment store expenses of $36.2 million and general and administrative expenses of $10.5 million.
(b) Includes  international  segment store expenses of $74.4 million and general and administrative expenses of $20.4 million.

Stock-based Compensation Expense
Stock-based compensation expense was $6.4 million in the third quarter of this fiscal year compared with $10.8 million in the same period last fiscal year. The company estimates that stock-based compensation expense will total approximately $7 million in the fourth quarter.

Financial Condition
On November 30, 2004, Circuit City had cash and cash equivalents of $752 million compared with $455 million at November 30, 2003. The year-over-year change in the cash balance reflects the net cash proceeds from the sale of the company's private-label finance operation and a significant reduction in domestic merchandise inventory, partly offset by acquisition costs for InterTAN, Inc. Since the end of the third quarter of fiscal 2004, the company also has used $281 million to repurchase common stock under the company's stock buyback authorization.

A $47 million decrease in accounts receivable primarily reflects the elimination of approximately $140 million in receivables related to the company's former private-label finance operation, partly offset by the addition of $43 million of accounts receivable related to the international segment.

Merchandise inventory declined to $2.46 billion at November 30, 2004, from $2.65 billion at November 30, 2003. A $339 million decrease in domestic inventory was partly offset by the addition of the international segment's inventory of $147 million. The decrease in domestic inventory reflects initiatives to more closely link receipt of inventory to the time of sale. On a consolidated basis, we expect inventory at February 28, 2005, to be slightly above the February 29, 2004, level, with domestic inventory slightly below last year's year-end inventory level.

Goodwill and other intangible assets of $258 million at November 30, 2004, relate to the company's purchases of InterTAN and MusicNow.

An increase of $38 million in other liabilities includes $18 million of other liabilities related to the international segment.

Store Revitalization
Since the initiation of Circuit City's store revitalization program at the beginning of fiscal 2001 through the end of this year's third quarter, the company has relocated 60 stores, of which 39 have been open for more than six months. In their first full six months following grand opening, these stores have averaged sales changes that were approximately 31 percentage points better than the sales pace of the remainder of the store base during the same time periods and an internal rate of return of approximately 17 percent. The company continues to anticipate that, as stores are added to the relocation base, the average results from relocated stores will vary.

Through November 30, Circuit City had opened 44 of a planned total of approximately 60 Circuit City Superstores for the current fiscal year. Twenty-two of the opened stores are relocations and 22 are incremental stores. The company currently expects to relocate approximately seven more Superstores and open another nine new Superstores this fiscal year. Circuit City anticipates that its capital expenditures, net of sale leasebacks and tenant improvement allowances, for its domestic and international segments combined will total approximately $165 million this fiscal year and that expenses related to domestic store relocations and one remodel will total approximately $41 million in fiscal 2005. Through the first nine months, the company incurred 81 percent of the anticipated remodel and relocation expenses.

Fiscal 2006 Domestic Store Opening Plan. Circuit City also announced its domestic store opening plans for the upcoming fiscal year today. For the year ending February 28, 2006, the company's domestic segment expects to open 30 to 40 stores, of which the company is assuming approximately half will be relocations. The company expects to open approximately five of the stores in the first quarter. Circuit City anticipates that capital expenditures, net of sale leasebacks and tenant improvement allowances, for its domestic and international segments combined will total approximately $150 million in fiscal 2006 and that expenses related to domestic store relocations will total approximately $28 million in fiscal 2006.

Earnings Release and Conference Call Information
Circuit City will host a conference call for investors at 11:00 a.m. EST today. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 3:00 p.m. EST today and will remain available through December 24. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 2255164. A replay of the call also will be available on the Circuit City investor information home page.

December Sales Release and Conference Call Information
Circuit City plans to release December sales results before the market opens on January 5, 2005. The company expects to host a conference call for investors at 10:00 a.m. EST that day. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com. A replay of the call will be available by approximately 2:00 p.m. EST, January 5, and will remain available through January 12. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 2685515. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Richmond, Va.,-based Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At November 30, the domestic segment operated 622 Superstores and five mall-based stores in 160 U. S. markets. At November 30, the international segment operated through 1,026 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at http://www.circuitcity.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the company's ability to continue to generate strong sales growth through its Web site, (2) the availability of real estate that meets the company's criteria for new and relocating stores, (3) the cost and timeliness of new store openings and relocations, (4) consumer reaction to new store locations and changes in the company's store design and merchandise, (5) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (6) timely production and delivery of private-label merchandise and level of consumer demand for those products, (7) the extent to which customers respond to promotional financing offers and the types of promotional terms the company offers, (8) future levels of sales activity and the acceptance of the third-party credit program including the related rewards component by consumers on an ongoing basis, and (9) effectiveness of the company's brand awareness and marketing programs. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for 2004 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.


Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038
         Virginia Watson, Investor Relations, (804) 527-4033

Domestic Third Quarter Performance Summary


                                                            Three Months Ended           Nine Months Ended
                                                                November 30                 November 30
(Amounts in millions)                                      2004           2003          2004           2003
---------------------------------------------------------------------------------     -----------------------
Net sales and operating revenues.....................    $2,351.4       $2,407.4        $6,623.6     $6,496.4
Gross profit.........................................    $  571.0       $  534.8        $1,574.1     $1,470.5
Selling, general and administrative expenses.........    $  582.2       $  572.2        $1,608.2     $1,611.4
Loss from continuing operations
      before income taxes............................    $ (17.6)       $  (42.7)       $ (49.9)     $ (150.3)



International Third Quarter Performance Summary(a)
------------------------------------------------

                                                            Three Months Ended           Nine Months Ended
                                                                November 30                 November 30
(Amounts in millions)                                       2004          2003          2004           2003
---------------------------------------------------------------------------------     -----------------------
Net sales and operating revenues.....................      $142.0          $-           $281.4          $-
Gross profit.........................................      $ 56.0          $-           $110.9          $-
Selling, general and administrative expenses.........      $ 46.6          $-           $ 94.8          $-
Earnings from continuing operations
      before income taxes............................      $  8.9          $-           $ 15.0          $-

(a) The international segment consists of the operations of InterTAN, Inc., in which Circuit City acquired a controlling interest on May 12, 2004.



                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      PERIODS ENDED NOVEMBER 30 (UNAUDITED)
                  (Amounts in thousands except per share data)

                                                                    Three Months                            Nine Months
                                                               2004              2003                 2004                2003

NET SALES AND OPERATING REVENUES                         $    2,493,389     $    2,407,424      $     6,905,003     $     6,496,444
Cost of sales, buying and warehousing                         1,866,350          1,872,600            5,219,994           5,025,935
                                                           -------------     --------------       --------------     --------------

GROSS PROFIT                                                    627,039            534,824            1,685,009           1,470,509

Finance income                                                        -              5,631                5,564              22,418

Selling, general and administrative expenses                    628,841            572,217            1,702,963           1,611,350

Stock-based compensation expense                                  6,442             10,775               20,839              30,421

Interest expense                                                    476                169                1,625               1,479
                                                           -------------     --------------       --------------     --------------

Loss from continuing
    operations before income taxes                               (8,720)           (42,706)             (34,854)           (150,323)

Income tax benefit                                               (2,820)           (14,651)             (12,304)            (54,868)
                                                          -------------     --------------       --------------     ---------------

NET LOSS FROM CONTINUING OPERATIONS                              (5,900)           (28,055)             (22,550)            (95,455)

NET LOSS FROM DISCONTINUED OPERATION                                  -             25,546               (1,214)            (83,375)
                                                           -------------     --------------      --------------     ---------------

NET LOSS                                                 $       (5,900)    $       (2,509)     $       (23,764)    $      (178,830)
                                                          =============     ==============       ==============     ===============


Weighted average common shares:
       Basic                                                    191,135            206,441              195,321             206,148
                                                           =============     ==============       ==============     ==============

       Diluted                                                  191,135            206,441              195,321             206,148
                                                           =============     ==============       ==============     ===============

NET LOSS PER SHARE:
    Basic:
       Continuing operations                             $        (0.03)    $        (0.14)     $         (0.12)    $         (0.46)
       Discontinued operation                                         -               0.12                (0.01)              (0.40)
                                                          -------------     --------------       --------------     ---------------

                                                         $        (0.03)    $        (0.01)     $         (0.12)    $         (0.87)
                                                          =============     ==============       ==============     ===============


    Diluted:
       Continuing operations                             $        (0.03)    $        (0.14)     $         (0.12)    $         (0.46)
       Discontinued operation                                         -               0.12                (0.01)              (0.40)
                                                          -------------     --------------       --------------     ---------------
                                                         $        (0.03)    $        (0.01)     $          (0.12)   $         (0.87)
                                                          =============     ==============       ===============    ===============





                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                    November 30
                                                                          2004                        2003
                                                                     ----------------            ----------------

ASSETS

Current Assets:
Cash and cash equivalents                                          $         752,478           $         455,343
Accounts receivable, net of allowance for
  doubtful accounts of $429 and $623                                         126,932                     173,684
Retained interests in securitized receivables                                      -                     337,873
Merchandise inventory                                                      2,458,876                   2,651,078
Prepaid expenses and other current assets                                     42,383                      84,945
Assets of discontinued operations                                                  -                      11,512
                                                                  -------------------         -----------------

Total Current Assets                                                       3,380,669                   3,714,435

Property and equipment, net                                                  645,785                     631,560
Deferred income taxes                                                         80,699                      82,271
Goodwill                                                                     223,954                           -
Other intangible assets                                                       33,559                           -
Other assets                                                                  15,814                      29,809
                                                                  -------------------         -------------------

TOTAL ASSETS                                                       $       4,380,480           $       4,458,075
                                                                  ===================         ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                                   $       1,806,028           $       1,793,866
Accrued expenses and other current liabilities                               213,932                     126,609
Accrued income taxes                                                          23,862                           -
Deferred income taxes                                                         18,335                     112,272
Short-term debt                                                               12,648                           -
Current installments of long-term debt                                        13,461                       1,253
Liabilities of discontinued operations                                             -                       7,417
                                                                  -------------------         -------------------

Total Current Liabilities                                                  2,088,266                   2,041,417

Long-term debt, excluding current installments                                11,756                      22,987
Accrued straight-line rent                                                    97,911                     102,116
Other liabilities                                                            127,812                      89,461
                                                                  -------------------         -------------------

TOTAL LIABILITIES                                                          2,325,745                   2,255,981
                                                                  -------------------         -------------------

Stockholders' Equity:
Common stock                                                                  95,625                     105,254
Capital in excess of par value                                               759,406                     983,298
Retained earnings                                                          1,165,149                   1,113,542
Accumulated other comprehensive income                                        34,555                           -
                                                                  -------------------         -------------------

TOTAL STOCKHOLDERS' EQUITY                                                 2,054,735                   2,202,094
                                                                  -------------------         -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       4,380,480           $       4,458,075
                                                                  ===================         ===================
